Exhibit 99.1

NCR Voyix Appoints Jeffrey S. Sloan to Board of Directors

ATLANTA — (BUSINESSWIRE) — February 27, 2025 — NCR Voyix Corporation (NYSE: VYX), a leading global provider of digital commerce solutions, today announced the appointment of Jeffrey S. Sloan to its Board of Directors, effective March 3, 2025.

Kevin Reddy, Chair of NCR Voyix’s Board of Directors said, “Jeff brings deep expertise in software and payments as well as a successful track record of growth and value creation while navigating complex technology ecosystems. Jeff will be an invaluable asset to NCR Voyix as we focus on the next stage of growth for the business. The Board and I look forward to his collaboration and contributions as our newest independent director.”

Mr. Sloan is a seasoned executive with more than 30 years of experience in technology. Most recently, he spent a decade as Chief Executive Officer of Global Payments Inc. after joining as President in 2010. Under his leadership, the company more than tripled its annual revenue through organic investments and strategic acquisitions and partnerships. Previously, Mr. Sloan was the Global Head of Goldman Sachs’ Financial Technology Group, where he pioneered the firm’s FinTech investment banking practice.

“I know Jeff’s commitment to delivering long-term shareholder value has been unwavering,” said James G. Kelly, President & CEO, NCR Voyix. “I am very pleased that he is joining the NCR Voyix Board and am confident in the unique strengths he will add to this group of leaders.”

Commenting on his appointment to the Board, Mr. Sloan said, “I am excited to be joining the NCR Voyix Board at this pivotal time and to be partnering with Jim and his management team who are committed to driving growth and value for shareholders.”

About NCR Voyix

NCR Voyix Corporation (NYSE: VYX) is a leading global provider of digital commerce solutions for the retail and restaurant industries. NCR Voyix transforms retail stores and restaurant systems through experiences with comprehensive, platform-led SaaS and services capabilities. NCR Voyix is headquartered in Atlanta, Georgia, with customers in more than 30 countries across the globe.

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media.relations@ncrvoyix.com

Investor Contact
Sarah Jane Schneider
sarahjane.schneider@ncrvoyix.com